Exhibit 99.1

23301 Wilmington Avenue Carson, CA 90745-6209 310.513.7200 www.ducommun.com

NEWS RELEASE

SAMARA A. STRYCKER JOINS DUCOMMUN INCORPORATED’S BOARD OF DIRECTORS

SANTA ANA, California (December 30, 2021) - Ducommun Incorporated (NYSE:DCO) announced that its Board of Directors elected Samara A. Strycker as an independent director of the company, effective December 29, 2021. Ms. Strycker’s appointment expands the number of directors on Ducommun’s board to eight, seven of whom are independent. Ms. Strycker will be a member of the company’s Audit Committee.

“We are very happy to have Samara join our board and look forward to her contributions,” said Stephen G. Oswald, chairman, president and chief executive officer. “Samara has broad technical accounting expertise as well as significant operational finance experience in the industrial sector and both of these will help provide strong support for Ducommun’s long-term growth plans.”

“I am both proud and honored to be joining the Ducommun Board of Directors,” said Ms. Strycker. “I look forward to working with their strong team of leaders to continue to advance the priorities of the business.”

Ms. Strycker currently serves as senior vice president, corporate controller and treasurer at Navistar International Corporation, a leading manufacturer of heavy-duty and mid-sized commercial trucks, school buses, diesel engines, and aftermarket parts. Prior to joining Navistar, Ms. Strycker served as controller for the Americas Region at GE Healthcare, Inc., a global medical technology and pharmaceutical diagnostics provider, and began her career as an auditor with PricewaterhouseCoopers LLP for more than a decade. Ms. Strycker holds a Bachelor of Science degree from Syracuse University and is a certified public accountant.

About Ducommun Incorporated

Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas – Electronic Systems and Structural Systems – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com

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Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the of the federal securities laws relating to Ducommun Incorporated as discussed above, including statements relating to Ducommun’s expectations relating to the contributions of its newly appointed director and similar expressions that concern Ducommun’s intentions or beliefs about future occurrences, expectations, or results. Forward looking statements are subject to risks, uncertainties and other factors that may change over time and may cause actual results to differ materially from those that are expected. It is very difficult to predict the effect of known factors, and Ducommun cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward looking statements to reflect subsequent events or circumstances.

CONTACTS:

Suman Mookerji, Vice President, Corporate Development and Investor Relations, 657.335.3665

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